Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) pertaining to the Huntington Bancshares Incorporated Executive Deferred Compensation Plan of our report dated January 16, 2004, except for Note 25, as to which the date is January 27, 2004, with respect to the consolidated financial statements of Huntington Bancshares Incorporated, incorporated by reference in the Annual Report (Form 10-K/A) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Columbus, Ohio

August 15, 2006